Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Clifton Bancorp Inc.

Clifton, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-195030 and 333-195031) of Clifton Bancorp Inc. of our report dated June 6, 2013, relating to the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries for the year ending March 31, 2013, which appears in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Clark, New Jersey
June 5, 2015